UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 10, 2010

SONUS NETWORKS, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-34115	04-3387074
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

7 TECHNOLOGY PARK DRIVE, WESTFORD, MASSACHUSETTS 01886

(Address of Principal Executive Offices) (Zip Code)

(978) 614-8100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 10, 2010, Beatriz V. Infante accepted her appointment to the Board of Directors (the “Board”) of Sonus Networks, Inc. (the “Registrant”).  Ms. Infante will serve until the 2010 Annual Meeting of Shareholders and until her successor is duly appointed and qualified.

Since January 2009, Ms. Infante has served as the Chief Executive Officer of BusinessExcelleration LLC.  She was previously the Chief Executive Officer of VoiceObjects Inc. (now Voxeo Corporation) from March 2006 to December 2008.  From December 2004 to June 2005, Ms. Infante served as Chief Executive Officer of Sychron Inc., which was sold to an investor group.  From October 1998 to October 2003, Ms. Infante held various positions with Aspect Communications, including the roles of Chairman, President and Chief Executive Officer.

Ms. Infante was identified to the Registrant and the Nominating and Corporate Governance Committee by Legatum Capital Limited (“Legatum”) to serve on the Board pursuant to the agreement between the Registrant and Legatum, dated January 9, 2009.  A copy of the agreement was filed as Exhibit 10.1 to a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on January 12, 2009.

Ms. Infante will be granted a stock option, pursuant to the Registrant’s 2007 Stock Incentive Plan, as amended, to purchase 50,000 shares of the Registrant’s common stock with an exercise price equal to the closing share price of the Registrant’s common stock on the date of grant, January 15, 2010.  Such option will vest over a four-year period so long as Ms. Infante remains a member of the Board.

A copy of the press release announcing Ms. Infante’s appointment is filed as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

99.1         Press release of Sonus Networks, Inc. dated January 14, 2010 announcing the appointment of a new director to the Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 14, 2010	SONUS NETWORKS, INC.

By:
/s/ Richard J. Gaynor
Richard J. Gaynor
Chief Financial Officer

Exhibit Index

99.1         Press release of Sonus Networks, Inc. dated January 14, 2010 announcing the appointment of a new director to the Board of Directors.